UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 4, 2018

Date of Report

(Date of earliest event reported)

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry Into a Material Definitive Agreement

On June 7, 2018, Socket Mobile (“we” or the “Company”) entered into an Amended and Restated Business Financing Agreement (the “Financing Agreement”) with Western Alliance Bank, successor in interest to Bridge Bank, National Association (“Lender’). The effective date of the Financing Agreement as amended is June 4, 2018. The original Financing Agreement was dated February 27, 2014 with subsequent modifications dated February 26, 2017, March 20, 2017 and January 31, 2018.

On March 1, 2018, we borrowed from Lender $4.0 million under term loan arrangements in effect for the purpose of partially funding a tender offer that closed on March 9, 2018. The term loan was larger than needed and we’ve subsequently reduced the outstanding balance to $1,322,222 utilizing our cash and available credit from an unused receivables based revolving credit line facility with Lender. We have further committed to reduce the term loan to $1.0 million by June 30, 2018.

On April 12, 2018, we advised the Lender that our operating results for the quarter ended March 31, 2018 were not expected to be in compliance with two financial covenants, the first a Fixed Charge Coverage Ratio and the second a Total Funded Debt to EBITDA ratio. We reported the non-compliance in our Form 10-Q for the quarter ended March 31, 2018. The Lender verbally agreed to forbear the events of default subject to further modification of the Financing Agreement as reported in this Form 8-K.

The Financing Agreement was modified to accomplish the following:

1)	To recognize the repayment of the outstanding term loan balance to $1.0 million by June 30, 2018. The remaining balance will be repayable in 24 equal monthly installments;

2)	To replace the Fixed Charge Coverage Ratio with a commitment to maintain cash plus available credit with the Lender at or above the term loan balance;

3)	To delete the Total Funded Debt to EBITDA ratio;

4)	To remove the excess cash flow application provisions that were designed to accelerate the pay down of the term loan balance;

5)	To permanently waive the defaults resulting from March 31, 2018 results when pay down of the term loan balance to $1.0 million by June 30, 2018 is achieved.

The Financing Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict our ability to, among other things, grant liens, make investments, incur indebtedness, merge or consolidate, dispose of assets, make acquisitions, pay dividends or make distributions, repurchase stock, enter into transactions with affiliates and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. We are also required to maintain compliance with an asset coverage ratio measured twice monthly which requirements increase during the term of the Financing Agreement.

The Financing Agreement also contains customary events of default including, among others, payment defaults, breaches of covenants, bankruptcy and insolvency events, cross defaults with certain material indebtedness, judgment defaults, and breaches of representations and warranties. Upon an event of default, Lender may declare all or a portion of our outstanding obligations payable to be immediately due and payable and exercise other rights and remedies provided for under the Financing Agreement. During the existence of an event of default, interest on the obligations could be increased.

The foregoing description of the Financing Agreement is qualified in its entirety by reference to the full text of the Fourth Business Financing Modification Agreement and Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Fourth Business Financing Modification Agreement and Forbearance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: June 8, 2018	By:	/s/ David W. Dunlap
David W. Dunlap
Vice President, Finance and Administration and Chief Financial Officer